Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-61080 and 333-162169) on Form S-8 of Qualstar Corporation of our report dated September 8, 2015, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Qualstar Corporation and Subsidiary for the six months ended December 31, 2015.

/s/ SingerLewak LLP

Los Angeles, California

March 29, 2016